JANA MASTER FUND, LTD.
                              c/o JANA Partners LLC
                           200 Park Avenue Suite 3300
                            New York, New York 10166


                                December 26, 2007



By Certified Mail and Hand Delivery

Andrew Sherman
Corporate Secretary
CNET Networks, Inc.
235 Second Street
San Francisco, CA 94105

RE:      2008 Annual Meeting of Stockholders of CNET Networks, Inc.

Dear Mr. Sherman:

          This letter and accompanying notice (the "NOTICE") hereby provides you and CNET Networks, Inc. (the "COMPANY") advance notice that JANA Master Fund, Ltd. (the "PROPONENT") intends (i) to nominate candidates for election to the Board of Directors (the "BOARD") of the Company and (ii) to propose certain matters for stockholder approval at the 2008 Annual Meeting of the stockholders of the Company (the "ANNUAL MEETING"). The director nominees and stockholder proposals that the Proponent intends to present to the stockholders at the Annual Meeting are identified in the accompanying Notice.

          As of the date of this letter, the Proponent is the record owner of 1,000 shares of Common Stock of the Company (the "COMMON STOCK") and is the beneficial owner of 7,680,000 shares of Common Stock (which includes the aforementioned shares owned of record by the Proponent).

          Please be advised that, although the Proponent has provided you this letter and the Notice, the Proponent believes that it is not required to provide the Company advance notice of its nominees for election as directors. With regard to the nomination of candidates for director election:

o Section 6 of Article III of the Bylaws of the Company (the "BYLAWS") is the only provision in the Company's governing documents relating to the nomination of candidates for director election. The Company's proxy statement for its 2007 annual meeting implies that, under such section, only the Governance and Nominating Committee of the Board (the "NOMINATING COMMITTEE") may submit nominees for director election and that stockholders may not present nominees for consideration by the Nominating Committee


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     unless (among other  conditions)  the stockholder  has  beneficially  owned
     $1,000 of securities entitled to vote at the Annual Meeting for at least one year. The Proponent has not beneficially owned $1,000 of such securities for one year and therefore would not satisfy the requirements of
     Section 6 of Article III. The Proponent requests that the Company acknowledge that, contrary to the position in its 2007 proxy statement,
     Section 6 of Article III of the Bylaws means only that (i) a stockholder must follow the requirements of such section if it wishes to present director candidates for consideration by the Nominating Committee or the Board, and that (ii) Section 6 does not address instances where a stockholder wishes to nominate director candidates in its capacity as, and in accordance with its rights as, a stockholder (without Nominating Committee or Board approval). If the Company's interpretation of Section 6 of Article III is clarified in this manner, then such section will not apply to the Proponent's nominees for director election because the Proponent does not wish to submit its director candidates for nomination by the Board or the Nominating Committee.

o If the Company interprets Section 6 of Article III to mean that a stockholder may only present director candidates for election if such candidates are nominated by either the Board or the Nominating Committee, and therefore stockholders cannot separately nominate candidates for director election without Board or Nominating Committee approval, such section is invalid as a matter of Delaware law because, among other potential reasons, it (i) impermissibly restricts the fundamental right of stockholders to nominate and elect Company directors and (ii) imposes an unreasonable requirement on the Company stockholders that does not further a legitimate or proper purpose.

o If the Company interprets Section 6 of Article III to mean that a stockholder cannot nominate candidates for director election unless such stockholder beneficially owns $1,000 of securities entitled to vote at the Annual Meeting for at least one year, the Proponent believes that such section is invalid as a matter of Delaware law because, among other potential reasons, the one-year, $1,000 beneficial ownership requirement
     (i) impermissibly restricts the fundamental right of stockholders to nominate and elect Company directors, (ii) impermissibly treats holders of the same class of stock differently and unequally and (iii) imposes an unreasonable requirement on the Company stockholders that does not further a legitimate or proper purpose.

For the foregoing reasons, the Proponent believes that there can be no valid restriction on its right to present its nominees for director election at the Annual Meeting, and therefore the Proponent reserves the right to substitute its candidates for director election with other candidates at any time prior to the Annual Meeting.

          Be further advised that the Proponent believes that it is not required to provide the Company advance notice of the proposals it wishes to present for stockholder approval at the Annual Meeting. With respect to the submission of stockholder proposals:

o Section 3 of Article II of the Bylaws is the only provision in the Company's governing documents that purports to relate to the presentation of stockholder proposals at the


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     Annual  Meeting.  The Company's proxy statement for its 2007 annual meeting implies that the Proponent cannot present its proposals at the Annual Meeting unless it complies with the requirements of Section 3 of Article II of the Bylaws, which (among other things) requires a stockholder to beneficially own $1,000 of securities entitled to vote at the Annual Meeting for at least one year in order to be eligible to present proposals for stockholder action. If Section 3 of Article II of the Bylaws were to apply to the Proponent, the Proponent would not satisfy the requirements of such section because it has not beneficially owned $1,000 of such securities for the required one-year period. The Proponent requests that the Company acknowledge that, contrary to the Company's position in its 2007 proxy statement, Section 3 of Article II applies only to a proposal that a stockholder wishes to require the Company to include in its proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended. If the Company's interpretation of Section 3 of Article II is clarified in this manner, then the Proponent need not comply with the requirements of Section 3 of Article II because the Proponent is not seeking to include any of its proposals in the Company's proxy materials pursuant to Rule 14a-8.

o If the Company interprets Section 3 of Article II of the Bylaws as applying to the Proponent's proposals, such section is invalid as a matter of Delaware law because it purports to require that a stockholder beneficially own $1,000 of securities entitled to vote at the Annual Meeting for a one-year period in order to be eligible to present proposals for stockholder action and such ownership requirement (i) impermissibly limits the fundamental right of stockholders to propose and transact business at an annual meeting, (ii) impermissibly treats holders of the same class of stock differently and unequally and (iii) imposes an unreasonable requirement on the Company stockholders that does not further a legitimate or proper purpose.

For the foregoing reasons, the Proponent believes that there can be no valid restriction on its right to present proposals for stockholder action at the Annual Meeting, and therefore the Proponent reserves the right to modify or supplement its proposals at any time prior to the transaction of business at the Annual Meeting.

          The Proponent requests written notification from the Company of the following by no later than January 1, 2008:

o Confirmation that the size of the Board is currently fixed at a total of 8 directorships, and that there are currently no vacancies on the Board.

o Confirmation that, given the current size of the Board, there are 2 directorships subject to election at the Annual Meeting, and that such two directorships are currently occupied by Peter Currie and Betsey Nelson.

o Confirmation that the Bylaws have not been amended since September 12, 2007.

o Confirmation that, under the Bylaws, (i) the Proponent need not provide written notice to the Company of its director nominees in advance of the Annual Meeting in order for the Proponent (as a stockholder), or its duly authorized proxy, to present such nominees for


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     election by the stockholders at the Annual Meeting,  and (ii) the Proponent need not beneficially own $1,000 of the securities entitled to vote at the Annual Meeting for at least one year in order to present its nominees for director election at the Annual Meeting.

o Confirmation that, under the Bylaws, (i) the Proponent need not provide written notice to the Company of any stockholder proposals in advance of the Annual Meeting in order for the Proponent (as a stockholder), or its duly authorized proxy, to present such proposals for stockholder action at the Annual Meeting, and (ii) the Proponent need not beneficially own $1,000 of the securities entitled to vote at the Annual Meeting for at least one year in order to present any proposals for stockholder action at the Annual Meeting.

o If the Company asserts that advance notice of either director nominees or stockholder proposals is required, either confirmation that the enclosed notice complies with any such advance notice requirement or identification of any alleged defects in the enclosed notice.

          Please be advised that the Proponent reserves the right (i) to challenge the validity of any provision of the Bylaws, (ii) to challenge or cure any asserted defect in the enclosed notice, in the event the Company asserts that such notice is required to be submitted in advance of the Annual Meeting and (iii) to challenge the reasonableness of imposing on the Proponent the one-year, $1,000 beneficial ownership requirements and the other advance notice requirements of Section 3 of Article II and Section 6 of Article III of the Bylaws, in the event the Company attempts to apply such requirements to the Proponent.

          Your response to this letter, and any other correspondence to the Proponent, should be sent to the following person:

Charles Penner
General Counsel
JANA Partners LLC
200 Park Avenue, Suite 3300
New York, New York 10166
Phone:  (212) 692-7645
Fax:  (212) 692-7695
Email: CHARLIE@JANAPARTNERS.COM

                            [SIGNATURE PAGE FOLLOWS]

                                  JANA MASTER FUND, LTD.

                                  By: JANA Partners LLC, its Investment Manager



                                  By: /s/Marc Lehmann
                                      ____________________________________
                                      Marc Lehmann
                                      Partner
                                      JANA Partners LLC

Enclosure
cc:  Charles Penner (telephone: (212) 692-7645)
     Marc Weingarten (telephone: (212) 756-2280)